Exhibit 99.1

Press Release

Innovative Solutions & Support, Inc. Announces 86% Increase in 4th Quarter Net Income Versus Prior Year and 129% Ahead of Prior Quarter.

Company Delivers Record Sales, Record Net Income and Record Earnings/Share for the Fourth Quarter Ended September 30, 2003.

Exton, PA.—(BUSINESS WIRE)—November 18, 2003—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced record 4th quarter sales of $10.1 million and net income of $2.8 million. This strong 4th quarter performance produced fully diluted EPS of $0.23 that exceeded estimates. For the twelve months ended September 30, sales of $28.2 million and net income of $5.5 million produced fully diluted EPS of $0.44 that exceeded estimates.

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

At September 30, 2003 the Company’s backlog of released business was a record $24.1 million. This reflects a 90% increase compared to September 30, 2002. In addition the Company has an additional $16 million in follow-on options for release in subsequent periods that has not yet been recognized in firm backlog.

At September 30, 2003, our cash position was $48.8 million or $4.06 per fully diluted share. During the year the Company acquired 1,440,026 shares of our stock at a cost of $9.4 million. Cumulatively, the Company has acquired 1,690,026 shares at a cost of $10.6 million.

The company will host a conference call today, November 18, at 10:00 am local time to discuss these results. Please call in to participate at (888) 792-8459. Also, our web site will carry the conference call live and have it available for subsequent listening.

The Company experienced solid performance this year that began slow but finished very strong. While revenue in total remained about the same year over year, it was more balanced within our three primary market segments this year. The Military segment amounted to $6.5 million or 23% of total revenue in the year, of which $1.1 million or 17% was in Flat Panel sales on two government multi-year programs. The Business, Regional and General Aviation and Air Transport segments each made a strong 2nd half recovery and finished the year with 42% and 35% of total revenue, respectively. Additionally, these two segments have shown significant growth in the form of new orders as evidenced with a record backlog of $22 million in commercial business alone.

Gross profit margins were solid all year and demonstrated how effective our manufacturing, assembly, test and quality operations have become. Our new manufacturing facility was put in place two years ago in anticipation of the broadening application of RVSM requirements in the United States, including Southern Canada, and is capable of accommodating significant market demand increases.

The FAA has made it official; the Domestic Reduced Vertical Separation Minimum (DRVSM) mandate will be January 20, 2005. This requirement will have a positive impact on our business as the general aviation industry lines up to acquire the needed equipment. The FAA estimates the cost of implementation by airline and general aviation segments will be approximately $870 million but that fuel savings alone through 2016 will be six times the cost, saving $5.3 billion. We believe about one-half of the FAA’s cost estimate will be for hardware and that our Company is well positioned to maintain at least a 50% share in the retrofit market.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) designs, manufactures and markets flight information computers, large flat panel displays and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation (RVSM, Reduced Vertical Separation Minimum), airspeed and altitude as well as engine and fuel measurements.

Certain matters discussed in this news release, including operating and financial results for future periods, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, either better or worse, from those discussed including other risks and uncertainties reflected in the Company’s prospectus and Form 10-K annual report on file with the SEC.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.

Statement of Operations

	Three months ended September 30,		Twelve months ended September 30,
	2002	2003	2002	2003
Revenues	$7,227,377	$10,103,904	$28,345,620	$28,168,752

Cost of Sales	2,834,164	3,593,590	11,290,085	11,346,057

Gross profit	4,393,213	6,510,314	17,055,535	16,822,695

Research and development	951,535	952,702	4,755,422	3,376,849
Selling, general and administrative	1,400,208	1,560,020	5,732,886	5,890,362

Operating income	2,041,471	3,997,592	6,567,227	7,555,484

Interest income	209,387	118,640	855,995	582,023
Interest expense	(35,856)	(29,922)	(133,145)	(131,602)

Income before income taxes	2,215,002	4,086,310	7,290,077	8,005,905
Income tax expense	702,018	1,271,022	1,879,799	2,464,715

Net Income	$1,512,984	$2,815,288	$5,410,278	$5,541,190

Net Income per Common Share
Basic	$0.12	$0.24	$0.42	$0.45
Diluted	$0.12	$0.23	$0.41	$0.44

Weighted Average Shares Outstanding
Basic	12,801,020	11,739,659	12,830,894	12,261,084
Diluted	13,033,339	12,007,643	13,069,387	12,495,774

Innovative Solutions and Support, Inc.

Balance Sheet

	Actual September 30, 2002	Actual September 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,245,754	$48,789,744
Accounts receivable	5,300,421	6,955,207
Inventories	3,352,649	2,840,648
Deferred income taxes	650,384	673,134
Prepaid expenses	655,869	660,430

Total current assets	62,205,077	59,919,163

Property and equipment, net	10,144,895	9,548,491

Other assets	266,713	408,971

TOTAL ASSETS	$72,616,685	$69,876,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	17,111	—
Accounts payable	246,814	578,306
Accrued expenses	2,544,909	3,146,409
Deferred revenue	137,936	98,036

Total current liabilities	3,046,770	3,922,751

Note Payable	4,235,000	4,235,000

Deferred revenue	402,877	332,407

Deferred income taxes	205,828	328,177

SHAREHOLDERS’ EQUITY:
Common stock	13,052	13,081
Additional paid-in capital	46,093,605	46,248,224
Retained earnings	19,869,553	25,410,742
Treasury Stock	(1,250,000)	(10,613,757)

Total shareholders’ equity	64,726,210	61,058,290

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,616,685	$69,876,625